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                                                                  Exhibit 23.2




                         INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in Amendment No. 2 to Registration Statement No. 33-93850 of Washington Mutual, Inc. on Form S-3 and in Registration Statement No. 33-86840 of Washington Mutual, Inc. on Form S-8 of our report dated January 26, 1996, except as to Note 27 to the consolidated financial statements, which is as of February 8, 1996, relating to the consolidated balance sheet of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of earnings, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the December 31, 1996, annual report on Form 10-K of Washington Mutual, Inc. for the year ended December 31, 1996.



                                                 KPMG Peat Marwick LLP


Los Angeles, California
March 10, 1997